                                 EXHIBIT 11.1

                               NOVA CORPORATION
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                                         10-MONTH
                                                                       PERIOD ENDED
                                                                       DECEMBER 31,
                                                                           1995
                                                                       -----------
Weighted average Common Stock outstanding during the period..........  $26,932,029
Dilutive effect of common stock equivalents..........................    1,671,743
                                                                       -----------
     Total...........................................................   28,603,772
Net income...........................................................  $ 7,267,000
Less: Preferred Stock dividends......................................      229,677
                                                                       -----------
Net income available for Common Stock and common stock equivalents...  $ 7,037,323
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Per share amount.....................................................  $      0.25
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